Exhibit 10.7

FORM OF

HOMESTREET, INC.

AWARD AGREEMENT FOR

NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, HomeStreet, Inc. (the “Company”), hereby grants to Participant named below the nonqualified stock option (the “Option”) to purchase any part or all of the number of shares of its common stock, par value ______ (the “Common Stock”), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Award Agreement, the Standard Terms and Conditions (the “Standard Terms and Conditions”) attached hereto, and those provisions of the HomeStreet, Inc. 2010 Equity Incentive Plan (the “Plan”) incorporated herein by reference. This Option is subject to and qualified in its entirety by the Standard Terms and Conditions; however, to the extent this Option expressly addresses a matter set forth in the Standard Terms and Conditions, and the provisions of this Option differ from such Standard Terms and Conditions, this Option shall govern such matters and the remaining Standard Terms and Conditions shall be otherwise unmodified. This Option is granted outside the Plan, pursuant to a Board resolution dated July 1, 2010; however it is intended to be granted under substantially identical terms, and therefore certain provisions of the Plan are incorporated herein by reference.

Name of Participant:

Grant Date:

Number of Shares of Common Stock covered by Option:

Exercise Price Per Share:

Expiration Date:	Ten (10) years after date of grant unless terminated earlier

Vesting Schedule:

25% on date of grant

25% on the earlier of one year or upon a capital raise

25% on the earlier of two years or upon termination of the Cease and Desist Order

25% on three year anniversary from date of grant

This Option is not intended to qualify as an incentive stock option under Section 422 of the Code. By accepting this Award Agreement, Participant acknowledges that he or she has received; and read, and agrees that this Option shall be subject to, the terms of this Award Agreement and the Standard Terms and Conditions.

HOMESTREET, INC.
Participant Signature
By
Title:	Address (please print):

HOMESTREET, INC.

STANDARD TERMS AND CONDITIONS FOR

NONQUALIFIED STOCK OPTIONS

These Standard Terms and Conditions apply to the Options granted outside the HomeStreet, Inc. 2010 Stock Incentive Plan (the “Plan”), which are identified as nonqualified stock options and are evidenced by an Award Agreement that specifically refers to these Standard Terms and Conditions. In addition to the specific Standard Terms and Conditions set forth below, the Option shall be subject to the following applicable terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference: Sections 2, 7, 12, 13, 14, and 15. Capitalized terms not otherwise defined herein shall have the meaning set forth in Section 2 of the Plan.

1.	TERMS OF OPTION

HomeStreet, Inc. (the “Company”), has granted to the Participant named in the Award Agreement provided to said Participant herewith (the “Award Agreement”) a nonqualified stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock (the “Common Stock”), set forth in the Award Agreement. The exercise price per share and the other terms and subject to the conditions of the Option are set forth in the Award Agreement, these Standard Terms and Conditions (as amended from time to time), and the incorporated provisions of the Plan. For purposes of these Standard Terms and Conditions and the Award Agreement, any reference to the Company shall include a reference to any Subsidiary.

2.	NONQUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

3.	EXERCISE OF OPTION

On and after the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions, the Option shall be exercisable only to the extent it becomes vested, as described in the Award Agreement or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Award Agreement, provided that (except as set forth in Section 4.A below) the Participant remains employed with the Company and does not experience a Termination of Service. The vesting period and/or exercisability of an Option may be adjusted by the Board to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis. The Option shall become fully vested upon a Change in Control under the terms in Section 14 of the Plan.

To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Board, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

The exercise price (the “Exercise Price”) of the Option is set forth in the Award Agreement. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock, withholding of shares of Common Stock deliverable upon exercise of the Option, or in another manner, all as may be permitted by the Board.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate any federal, state or other applicable laws.

4.	EXPIRATION OF OPTION

The Option shall expire and cease to be exercisable as of the earlier of (a) the Expiration Date set forth in the Award Agreement or (b) the date specified below in connection with the Participant’s Termination of Service:

A.	If the Participant’s Termination of Service is by reason of death or Disability, the Participant (or the Participant’s estate, beneficiary or legal representative) may exercise the Option, to the extent then vested, until the date that is twelve months following the date of such Termination of Service. The unvested portion of the Option shall be forfeited and cancelled as of the date of such event.

B.	If the Participant’s Termination of Service is for any reason other than death, Disability or Cause, the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Service until the date that is ninety (90) days following the date of such Termination of Service. Any portion of the Option that is not vested and exercisable at the time of such Termination of Service (after taking into account any accelerated vesting under Section 14 of the Plan or any other agreement between the Participant and the Company, if applicable) shall be forfeited and canceled as of the date of such Termination of Service.

C.	If the Participant’s Termination of Service is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such Termination of Service.

5.	RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE

Shares issued upon the exercise of the Option shall be subject to the terms of a Shareholder Agreement restricting transfer of the shares, which Shareholder Agreement shall be substantially similar to the form set forth as Exhibit A hereto. Any shares issued upon the exercise of this Option shall bear a legend endorsed on the shares of Common Stock reflecting the existence of the Shareholder Agreement. The form of such legend shall be as reasonably prescribed by the Company or its counsel, and shall be in addition to any legends required for compliance with applicable securities and Blue Sky laws. The Company may also impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Board to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option, withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

7.	NON-TRANSFERAB1LITY OF OPTION

Except as permitted by the Board or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.	OTHER AGREEMENTS SUPERSEDED

The Award Agreement, these Standard Terms and Conditions, the incorporated provisions of the Plan, and the Shareholder Agreement, constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

9.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock subject to the Award Agreement or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Award Agreement, these Standard Terms and Conditions or any other instrument shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

10.	GENERAL

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Washington, without regard to principles of conflicts of law.

In the event of any conflict between the Award Agreement, these Standard Terms and Conditions and the Plan, the Award Agreement and these Standard Terms and Conditions shall control. In the event of any conflict between the Award Agreement and these Standard Terms and Conditions, the Award Agreement shall control.

All questions arising under these Standard Terms and Conditions shall be decided by the Board in its total and absolute discretion.

11.	ELECTRONIC DELIVERY

By executing the Award Agreement, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.

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